UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):   January 31, 2011

TC POWER MANAGEMENT CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-53232	27-0686445
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Madison Ave., 14th Floor
New York, New York 10022
(Address of principal executive offices) (Zip Code)

(212) 588-0022
Company’s telephone number, including area code

 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 26, 2011, the Company appointed Mr. Nivaldo Rojas as Director.  In connection with the appointment, Mr. Rojas entered into an indemnification agreement that contains the Company’s standard form of Indemnification. Pursuant, subject to the exceptions and limitations provided therein, the Company has agreed to hold harmless and indemnify Mr. Rojas to the fullest extent permitted by law against any and all liabilities and expenses in connection with any proceeding to which such director or officer was, is or becomes a party, arising out of his services as an officer, director, employee, agent or fiduciary of the Company or its subsidiaries. The foregoing description is qualified in its entirety by the full text of the Indemnification Agreement, which is filed as Exhibit 10.1.

For the past 13 years, Mr. Rojas has been the President of Rojas & Asociados, a leading Argentinean mining consulting and management firm (www.rojasyasociados.com) based in Mendoza, Argentina. Previously, Mr. Rojas worked for BHP as Country Manager. During his career he played a key role in the discovery of several world-class ore deposits such as the Escondida porphyry copper deposit in Chile and Agua Rica, Diablillos, Taca Taca and Los Azules in Argentina. Mr. Rojas has a degree in Mining Engineering from the University of Atacama, Chile. Mr. Rojas received the “Excellence in Exploration Award” from BHP in 1995 and an award recognizing his professional career achievements from Panorama Minero in 2007. He is a member of the AusIMM, the Chilean Institute of Mining Engineers and a founding member of GEMERA (Group of Exploration Mining Companies of Argentina).

Mr. Rojas will receive compensation of $1,000 per month and will be granted stock options to purchase 300,000 shares at a strike price of $0.25 per share.  The options vest over a 3 year period and expire 10 years from the date of grant.

The foregoing description of the Indemnification Agreement and the Stock Option Agreement does not purport to be complete and is qualified in its entirety by reference to those agreements.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit	Description
10.1	Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on October 5, 2010)
10.2	Stock Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TC Power Management Corp

Dated:  January 28, 2011

By:  /s/ John Larson
Name: John Larson
Title:  Chief Executive Officer